Exhibit 8.4

NELSON MULLINS RILEY & SCARBOROUGH LLP ATTORNEYS AND COUNSELORS AT LAW
301 South College Street | Twenty-Third Floor Charlotte, NC 28202 T 704.417.3000 F 704.377.4814 nelsonmullins.com

April 1, 2022

SmartStop Self Storage REIT, Inc.

10 Terrace Road

Ladera Ranch, CA 92694

Re:	Qualification as a Real Estate Investment Trust

Ladies and Gentlemen:

We have acted as counsel to Strategic Storage Growth Trust II, Inc., a Maryland corporation (the “Company”) in connection with the merger, as described in the Agreement and Plan of Merger, dated as of February 24, 2022, as such agreement may be modified from time to time (the “Merger Agreement”), by and among SmartStop Self Storage REIT, Inc., a Maryland corporation (“SmartStop”), SSGT II Merger Sub, LLC, a Maryland limited liability company and wholly owned subsidiary of SmartStop (“Merger Sub”) and the Company. Pursuant to the Merger Agreement, the Company will merge with and into Merger Sub, with Merger Sub being the surviving company (the “Merger”). This opinion letter is rendered to you in connection with the filing of the Registration Statement on Form S-4 (as amended or supplemented, the “Registration Statement”) with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the Merger. All capitalized terms used, but not otherwise defined, herein shall have the meanings ascribed to them in the Merger Agreement.

In giving this opinion letter, we have examined the following:

1.	An executed copy of the Merger Agreement;

2.	The First Articles of Amendment and Restatement of the Company, dated as of October 26, 2018;

3.	The Bylaws of the Company effective as of July 18, 2018, as amended to date;

4.

The First Amended and Restated Limited Partnership Agreement (the “OP Partnership Agreement”) of SS Growth Operating Partnership II, L.P., a Delaware limited partnership and the operating partnership of the Company (the “Operating Partnership”) dated as of October 26, 2018;

SmartStop Self Storage REIT, Inc.

April 1, 2022

5.	Such other documents and matters as we have deemed necessary or appropriate to express the opinions set forth below, subject to the assumptions, limitations and qualifications stated herein.

In connection with the opinions rendered below, we have assumed, with your consent, that:

1.	Any of the documents listed above which we reviewed in proposed form have been or will be duly executed without material changes from the documents reviewed by us;

2.

Each of the documents referred to above has been duly authorized, executed, and delivered by all parties; is authentic, if an original, or is accurate, if a copy; and has not been amended; and any natural person has the requisite legal capacity to act;

3.

During its taxable year ending December 31, 2022, and future taxable years, the Company and its subsidiaries will operate in a manner that will make the factual representations contained in a certificate, dated the date hereof and executed by a duly appointed officer of the Company (the “Company Officer’s Certificate”), true for such years;

4.	The Company and its subsidiaries will not make any amendments to their organizational documents after the date of this opinion letter that would affect the opinions expressed below; and

5.	No action will be taken by the Company or its subsidiaries after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

In connection with the opinions rendered below, we also have relied upon the correctness of the factual representations contained in the Company Officer’s Certificate. After reasonable inquiry, we are not aware of any facts that are inconsistent with the representations contained in the Company Officer’s Certificate. Furthermore, where the factual representations in the Company Officer’s Certificate involve terms defined in the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations thereunder (the “Regulations”), published rulings of the Internal Revenue Service (the “Service”), or other relevant authority, we have reviewed with the individuals making such representations the relevant provisions of the Code, the applicable Regulations, the published rulings of the Service, and other relevant authority.

Based on the documents and assumptions set forth above and the representations set forth in the Company Officer’s Certificate, we are of the opinion that: (i) the Company has been organized in conformity with the requirements for qualification and taxation as a real estate investment trust (a “REIT”) pursuant to sections 856 through 860 of the Code beginning with the Company’s taxable year ended December 31, 2019, and the Company’s actual method of

SmartStop Self Storage REIT, Inc.

April 1, 2022

operations has enabled it to meet, and its proposed method of operation will enable it to continue to meet, the requirements for qualification and taxation as a REIT under the Code for its taxable year ending December 31, 2022 and thereafter and (ii) the statements set forth under the heading “Material U.S. Federal Income Tax Considerations” in the Registration Statement, insofar as such statements describe applicable U.S. federal income tax law, are correct in all material respects.

Our opinion regarding the Company’s ability to qualify as a REIT depends upon the Company’s ability, through its actual operations, to meet the numerous REIT qualification tests imposed by the Code, including requirements relating to distribution levels and diversity of stock ownership of the Company, and the various qualification tests imposed under the Code, the results of which will not be reviewed by us. Further, our opinion is subject to and limited by the assumption that the transactions that comprise the Merger will be carried out as provided in the Merger Agreement. We will not review on a continuing basis the Company’s compliance with such qualification tests, documents, assumptions or representations.

The opinions below are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other U.S. federal income tax matters or to any issues arising under the tax laws of any other country, or any state or locality. Such opinions are based on the Code, the Regulations, and existing administrative and judicial interpretations thereof (including private letter rulings issued by the Service), all as they exist as of the date of this opinion letter. We undertake no obligation to update the opinions expressed herein after the date of this opinion letter. This opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document (other than as an exhibit to the Registration Statement), or filed with any governmental agency without our express written consent, except as required by applicable law.

We hereby consent to the inclusion of this opinion letter as Exhibit 8.4 to the Registration Statement and to the references to our firm under the heading “Material U.S. Federal Income Tax Considerations” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

SmartStop Self Storage REIT, Inc.

April 1, 2022

Other than as expressly stated above, we express no opinion on any issue relating to the Company including, without limitation, any investment therein.

Very truly yours,

/s/ Nelson Mullins Riley & Scarborough LLP